Exhibit 99.1

PAMRAPO BANCORP, INC. REPORTS THIRD QUARTER RESULTS

BAYONNE, N.J., October 30, 2009 — Pamrapo Bancorp, Inc. (NASDAQ: PBCI) announced a net loss of $10,000 for the quarter ended September 30, 2009 compared to net income of $611,000 for the quarter ended September 30, 2008. Basic and diluted loss per share was $0.00 for the three months ended September 30, 2009 as compared to basic and diluted net income per share of $0.12 for the three months ended September 30, 2008. The Company also reported a net loss of $3.2 million for the nine months ended September 30, 2009 as compared to net income of $2.6 million for the nine months ended September 30, 2008. Basic and diluted loss per share was $0.64 for the nine months ended September 30, 2009 as compared to basic and diluted net income per share of $0.52 for the nine months ended September 30, 2008.

The net loss for the three months ended September 30, 2009 totaled $10,000 as compared to net income of $611,000 for the three months ended September 30, 2008. The net loss during the three months ended September 30, 2009, as compared to the same 2008 period, resulted primarily from a $1.0 million decrease in total interest income, a $498,000 increase in the provision for loan losses, and a $273,000 decrease in non- interest income, which were partially offset by an $806,000 decrease in interest expense.

The net loss for the nine months ended September 30, 2009 totaled $3.2 million as compared to net income of $2.6 million for the nine months ended September 30, 2008. The net loss during the nine months ended September 30, 2009, as compared to the same 2008 period, resulted primarily from a $5.8 million increase in total non-interest expenses and a $1.6 million increase in the provision for loan losses. The $5.8 million increase in total non-interest expenses was primarily driven by a $3.0 million litigation loss reserve accrued during the second quarter of 2009 and a $2.3 million increase in professional fees from the nine months ended September 30, 2008 to the nine months ended September 30, 2009, as well as a $638,000 increase in FDIC premiums, including a special assessment of $270,000 during the 2009 period.

As previously reported, Pamrapo Savings Bank, S.L.A. (the “Bank”), the wholly-owned subsidiary of Pamrapo Bancorp, Inc. (the “Company”), received federal grand jury subpoenas from the U.S. Attorney’s Office for the District of New Jersey (“U.S. Attorney’s Office”). The subpoenas were issued to the Bank in connection with an ongoing investigation regarding the Bank’s anti-money laundering and Bank Secrecy Act compliance. Certain individuals, including the Bank’s senior officers and directors, have received grand jury testimony subpoenas in connection with this investigation. In addition, the Bank and its wholly-owned subsidiary, Pamrapo Service Corporation, have also received federal grand jury subpoenas from the U.S. Attorney’s Office relating to certain commissions paid to the manager of Pamrapo Service Corporation. The Bank has, and continues to fully cooperate with these ongoing investigations.

No penalties, either criminal or civil, have been imposed on the Bank to date as a result of the investigation. However, pursuant to FASB ASC 450 “Contingencies,” a company must accrue funds for a possible litigation loss if a loss is probable and the amount of the expected loss is reasonably estimable. It is probable that the Bank will incur monetary penalties in the form of fines and forfeitures as a result of these matters. As reported in a Form 8-K filed with the Securities and Exchange Commission on June 23, 2009, the Bank was able to reasonably estimate certain losses, based on information that had come to light at that time. As a result, the Bank accrued a $3.0 million litigation loss reserve to reflect a potential criminal forfeiture, and related costs and expenses in the quarter ended June 30, 2009.

The Bank is only able to reasonably estimate certain losses at this time. It is probable that the Bank will incur material losses in addition to the $3.0 million litigation loss reserve described above; however it is not able to reasonably estimate additional losses at this time. These additional losses relate to potential further criminal forfeitures and potential criminal fines that may be imposed separately by a court, and civil money penalties that may be imposed by the Office of Thrift Supervision (“OTS”), the Bank’s primary federal regulator, and Financial Crimes Enforcement Network, a part of the United States Treasury Department (FinCEN). Depending on the end result of the investigation, the total amount of penalties and related costs and expenses incurred by the Bank may be significantly higher than $3.0 million, and could have a material impact on the Company’s consolidated financial position, results of operations, and regulatory capital ratios.

The increase in professional fees during the three and nine months ended September 30, 2009, as compared to the same 2008 periods, was predominately due to expenses incurred for legal, accounting and other professional services as a result of the federal grand jury investigation by the U.S. Attorney’s Office discussed above and fees paid to consultants that the Bank engaged as a result of a cease and desist order issued by the OTS, effective September 26, 2008.

FDIC premiums increased as a result of an increase in premium rates, the depletion of assessment credits previously in effect and a special assessment during the quarter ended June 30, 2009 of $270,000.

During the three and nine months ended September 30, 2009, as compared to the same 2008 periods, provision for loan losses increased by $498,000 and $1.6 million, respectively, primarily due to an increase in the Bank’s non-performing loans, which were $21.6 million at September 30, 2009 compared to $8.8 million at September 30, 2008.

The Bank continues to be well-capitalized as of September 30, 2009 with a tier one capital ratio of 9.11% as compared to the minimum regulatory requirement of 4.0%.

Pamrapo’s book value per share at September 30, 2009 was $10.23.

Pamrapo Bancorp, Inc. is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Jersey City, Hoboken, and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT

Robert A. Hughes

Investor Relations

201-339-4600

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

COMPARATIVE STATEMENTS OF FINANCIAL CONDITION

(In Thousands)

	(Unaudited)
	September 30, 2009	December 31, 2008
ASSETS
Cash and amounts due from depository institutions	$3,634	$4,117
Interest-bearing deposits in other banks	23,856	9,470

Cash and Cash Equivalents	27,490	13,587

Securities available for sale	717	771
Investment securities held to maturity	11,340	11,350
Mortgage-backed securities held to maturity	93,745	117,428
Loans receivable	421,623	437,554
Foreclosed real estate	923	426
Premises and equipment	2,701	2,929
Federal Home Loan Bank of New York stock	3,756	5,160
Interest receivable	2,854	2,884
Deferred Tax Asset	5,352	4,381
Other assets	1,034	1,542

Total Assets	$571,535	$598,012

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$447,613	$443,999
Advances from Federal Home Loan Bank of New York	59,000	89,500
Advance payments by borrowers for taxes and insurance	3,245	3,282
Other liabilities	11,211	6,553

Total Liabilities	521,069	543,334

Stockholders’ Equity:
Preferred stock; 3,000,000 shares authorized; issued and outstanding-none	—	—
Common Stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,935,542 shares outstanding	69	69
Paid-in capital	19,340	19,340
Retained earnings	57,481	61,928
Accumulated other comprehensive loss	(2,884)	(3,119)
Treasury stock, at cost; 1,964,458 shares (2009) and (2008)	(23,540)	(23,540)

Total Stockholders’ Equity	50,466	54,678

Total Liabilities and Stockholders’ Equity	$571,535	$598,012

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest income
Loans	$6,253	$6,904	$19,458	$20,722
Mortgage-backed securities	1,104	1,430	3,619	4,270
Investments	236	226	703	623
Other interest-earning assets	59	101	163	931

Total Interest Income	7,652	8,661	23,943	26,546

Interest expense
Deposits	1,951	2,635	6,567	8,993
Advances and other borrowed money	757	879	2,493	2,974

Total Interest Expense	2,708	3,514	9,060	11,967

Net Interest Income	4,944	5,147	14,883	14,579
Provision for Loan Losses	850	352	2,225	580

Net Interest Income after Provision for Loan Losses	4,094	4,795	12,658	13,999

Non-Interest Income
Fees and service charges	288	313	822	956
Gain on sale of branch	—	—	492	—
Commissions from sale of financial products	1	222	87	512
Other	78	105	275	265

Total Non-Interest Income	367	640	1,676	1,733

Non-Interest Expenses
Salaries and employee benefits	1,965	2,137	5,904	5,938
Net occupancy expense of premises	301	328	933	989
Equipment	342	336	991	988
Advertising	42	49	142	192
Loss on foreclosed real estate	2	2	15	30
Professional fees	1,055	922	3,873	1,537
Federal Deposit Insurance Premium	194	22	688	50
Litigation loss reserve	—	—	3,000	—
Other	559	629	1,870	1,871

Total Non-Interest Expenses	4,460	4,425	17,416	11,595

Income (loss) before Income Taxes	1	1,010	(3,082)	4,137
Income Tax Expense	11	399	82	1,554

Net Income (loss)	$(10)	$611	$(3,164)	$2,583

Net Income (loss) per Common Share
Basic	$0.00	$0.12	$(0.64)	$0.52
Diluted	$0.00	$0.12	$(0.64)	$0.52

Weighted Average Number of Common Shares outstanding
Basic	4,936	4,976	4,936	4,976
Diluted	4,936	4,976	4,936	4,976

Dividends per Common Share	$0.00	$0.23	$0.26	$0.69